Exhibit 10.32

LIMITED TRADEMARK LICENSE AGREEMENT

AGREEMENT (the “Agreement”) made as of the 10th day of March 2010, by and between I.C. Isaacs and Co., Inc.  (“Licensor”), a Delaware corporation with an address of 475 Tenth Ave., 9th Floor, New York, New York 10018 and Samsung America, Inc. (“Licensee”), a New York corporation, with an address of 1430 Broadway, 22nd Floor, New York, New York 10018.

WITNESSETH

WHEREAS, Licensor is the holder of all rights to license certain trademarks including “FLOW SOCIETY™”, “FLOW SOCIETY AUTHENTIC LACROSSE GEAR™” and variations thereof, within the Territory (defined below) and has registered such trademarks and/or has pending applications to register such trademarks in the United States;

WHEREAS, Licensor is a party to a Sales Representative Agreement with Licensee dated October 6, 2009 (the “Sales Representative Agreement”) by which Licensee has retained Licensor to act as a sales representative for Licensee in connection with the sale of the Licensed Products;

WHEREAS, Licensor wishes to grant Licensee the limited trademark license set forth herein pursuant to the terms and conditions hereof, and Licensee wishes to receive such limited license, pursuant to such terms and conditions.

NOW, THEREFORE, in consideration for the premises above, and promises below, the parties agree as follows:

1.           The term “Trademarks” as used herein means collectively, the trademarks  “FLOW SOCIETY™”, “FLOW SOCIETY AUTHENTIC LACROSSE GEAR™” and variations thereof, and any other trademarks, brands or names Licensor hereafter owns, acquires, licenses or uses and for which orders are obtained by Licensor or its designee and accepted by Licensee from time to time under the Sales Representative Agreement.

2.           The term “Licensed Products” means all products of any type, including without limitation apparel and accessories, bearing the Trademarks, and designed by or for Licensor.

3.           The term “Territory” means worldwide

4.           The term “Term” means the period beginning on the date first set forth above and ending on the earlier of the date the Sales Representative Agreement expires or is earlier terminated in accordance with its terms.  Notwithstanding anything contained to the contrary in the preceding sentence, Licensee shall be entitled to sell, but not manufacture, Licensed Products for a period of three hundred sixty (360) days after the Term, and as permitted under the Sales Representative Agreement, and then only pursuant to the terms and conditions hereof and thereof.

5.           Licensor hereby grants to Licensee, for Ten ($10.00) Dollars and other good and valuable consideration, the exclusive, non-assignable, non-transferable, non-sublicenseable right and license during the Term (a) to finance the manufacture of, anywhere in the world, directly or through third parties, Licensed Products for sale in the Territory, and (b) to import, distribute and sell such Licensed Products in the Territory, based on orders furnished to Licensee by Licensor, or its designees under the Sales Representative Agreement.

6.           Licensor, or designees of Licensor, shall furnish Licensee with all designs for Licensed Products (the “Designs”).  All Licensed Products manufactured by or for Licensee shall adhere to such Designs.

7.           Licensee shall not be entitled to manufacture Licensed Products or sell Licensed Products within the Territory, unless Licensor or its designee has approved a sample of such Licensed Products, with such approval to be granted or denied in Licensor’s sole discretion.

8.           Licensee shall have no rights to use the Trademarks except as expressly set forth herein and in the Sales Representative Agreement.  All rights to the Trademarks not expressly granted to Licensee are reserved by, and belong to, Licensor.

9.           The validity, performance, construction and effect of this Agreement shall be governed by the laws of the State of New York applicable to contracts made and wholly performed therein.

10.           Licensor represents and warrants that it is the owner of the Trademarks and related trademark registrations and pending applications.  Licensor shall indemnify, defend and hold Licensee and its officers, directors, shareholders and employees harmless from and against all third-party claims of intellectual property right infringement and associated losses, penalties, suits, damages, costs, expenses (including reasonable attorneys’ fees), judgments and liabilities related to or arising out of its authorized use of the Designs and/or Trademarks.

11.           Any dispute arising from this Agreement shall be resolved by a court in the State of New York, County of New York.  The parties hereby consent to the exclusive jurisdiction of such courts and to the venue thereof.

12.           Nothing herein shall be deemed, intended or implied to constitute a sale or assignment of the Trademarks to Licensee and no rights are conveyed hereunder to Licensee except the right to use the Trademarks under the terms of this Agreement.

13.           This Agreement along with the Sales Representative Agreement constitutes the complete understanding between the parties concerning the subject thereof, and supersedes any prior agreement, oral or written, concerning the subject hereof.  It may not be modified, amended or terminated orally, except by a written instrument signed by all the parties hereto.  Neither party may assign, pledge or transfer all or any part of this Agreement or its rights or obligations hereunder to any person or entity without the prior written consent of the other party.

14.           This Agreement may be signed in counterparts.  The parties agree that signatures appearing on this document as shown through electronic means, such as those conveyed via facsimile or email attachment, are enforceable as though they were the party’s original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

I.C. ISAACS, & CO., INC.		SAMSUNG AMERICA, INC.

By:	/s/ Robert S. Stec	By:	/s/ Kyo In Choo
Print:	Robert S. Stec	Print:	Kyo In Choo
Title:	CEO	Title:	President